Exhibit 99.1

301 Galveston Drive	Agern Alle 1, DK-2970
Redwood City, CA 94063	HØrsholm, Denmark
650.298.5300 main	+45 7020 5530 main
650.364.2715 fax	+45 7020 5530 fax
www.maxygen.com
For Immediate Release
Maxygen to Receive $7 Million from BioFuel Collaboration Between
Shell and Codexis
REDWOOD CITY, Calif., November 19, 2007—Maxygen, Inc. (Nasdaq: MAXY) announced today that it expects to recognize approximately $7 million in revenue in the fourth quarter of 2007 under the terms of Maxygen’s license agreement with Codexis Inc.
The payment reflects the expanded collaboration agreement between Royal Dutch Shell plc and Codexis, announced November 6, 2007, for the development of new super enzymes to convert biomass to fuel. The expanded agreement covers five years of research collaboration. In addition Shell made an equity investment in Codexis as part of a larger financing. This financing reduces Maxygen’s ownership in Codexis to approximately 25% of Codexis’ outstanding shares. Maxygen owns approximately 8.9 million shares of various classes of Codexis preferred stock convertible into common shares and shares of Codexis common stock. The convertible preferred stock of the most recent Codexis financing is senior in liquidation preference to Maxygen’s shares and was sold at a price of $8.50 per share.
“We are pleased with the continuing success and increasing value of Codexis’ business,” said Russell Howard, chief executive officer of Maxygen. “Leveraging Maxygen’s MolecularBreeding™ technology outside the pharmaceutical industry has provided us with a good source of non-dilutive financing to help drive our protein therapeutic business.”
Maxygen established Codexis in 2003 as a spin-out company, and granted to Codexis exclusive licenses to use Maxygen’s Molecular Breeding™ directed evolution platform for certain chemical applications. In December 2006, Maxygen expanded the scope of exclusive licenses previously granted to include certain applications relating to energy, including biofuels.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Our lead program, MAXY-G34, is designed to be an improved version of G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Our preclinical pipeline includes a novel Factor VIIa for the treatment of hemophilia. Maxygen’s approach to drug discovery and development may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com

Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including whether we will receive any future payments from Codexis relating to the use of its licensed rights in the energy field and whether we will realize any value relating to our ownership of Codexis securities. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, the changing research and business priorities of Codexis and/or Shell, over which we have no control; whether Codexis will receive any payments, through its collaboration agreement with Shell or otherwise, relating to the use of its licensed rights in the energy field; and the inherent uncertainties in developing applications relating to energy, including biofuels. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
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Contact:
Michele Boudreau
Investor and Public Relations
650.279.2088
michele.boudreau@maxygen.com